EXHIBIT 99.1

NEWS

CONTACT: Terri MacInnis, Dir. Of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@pacbell.net

SCOLR PHARMA REPORTS SECOND QUARTER AND SIX-MONTH RESULTS –
Prepares To Initiate Human Bio Trial for CDT®Ibuprofen

     BELLEVUE, WA., AUG. 13, 2004 — SCOLR Pharma, Inc. (Amex: DDD) reported today financial results for the second quarter and six-month periods ended June 30, 2004. The results for the periods reflect both the December 31, 2003 sale of the Company’s probiotics business (which had historically generated substantially all of the Company’s revenues) and SCOLR Pharma’s transition to a specialty pharma/drug delivery business model.

     For the second quarter 2004, the Company reported an operating loss of $(1,017,861), and a net loss of $(931,090), or $(0.03) per share (basic and diluted), as compared with an operating loss of $(282,074), and a net loss of $(532,071), or $(0.03) per share (basic and diluted), for the second quarter in 2003.

     For the six months ended June 30, 2004, SCOLR Pharma reported an operating loss of $(1,928,062), and a net loss of $(1,845,694), or $(0.06) per share (basic and diluted), as compared with a loss from operations of $(541,450), and a net loss of $(899,200), or $(0.04) per share (basic and diluted) for the six-month period last year.

     As a result of the sale of the probiotics business, the Company’s revenues during 2004 consisted exclusively of royalties. Royalty revenue for the six month and three month periods ended June 30, 2004 were $244,146 and $110,852, respectively, as compared with $319,421 and $211,143 for the comparable periods in 2003. However, the 2004 royalty revenues do not include additional royalty amounts of $118,491 for the six months and $52,305 for the second quarter from the buyer of the Company’s former probiotics business for sales during the first and second quarters which are applied to the note receivable from that sale. CDT-based royalty revenues are currently generated from product sales to the dietary supplement markets by national retailers such as Wal-Mart, Rite-Aid, Trader Joe’s and the General Nutrition Corporation.

     Sales, general and administrative costs all declined during the first six months of 2004, primarily in connection with the sale of the probiotics operations. Increased research and development expenses are consistent with the Company’s transition to the development and commercialization of its patented CDT® drug delivery technology, and additional expenses are planned as SCOLR Pharma increases its efforts to support the broader application of CDT.

     Additional information about the Company’s financial results is included in the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission which is available at www.scolr.com or www.sec.gov

     Daniel O. Wilds, President and CEO, stated that, “These operating results are in line with expectations and directly attributable to the costs of developing our specialty pharma/drug delivery business. With more than $8 million in working capital, we are taking the steps necessary to move our four development candidates (Ibuprofen,

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     Tel: (818) 379-8500       Fax: (818) 379-4747                      15060 Ventura Blvd., #240, Sherman Oaks, CA 91403

DDD REPORTS Q2 and SIX-MONTH RESULTS	PAGE TWO

Pseudoephedrine, Tramadol and Niacin) forward toward commercialization. We plan to initiate a human bio trial for our 12-hour extended release CDT-based Ibuprofen to be followed by a human trial to support our U.S. product registration that we expect to start early next year.

     “To assure the timely availability of GMP manufactured CDT-based Ibuprofen for our previously announced Canadian bio trial, the tablets to be used in our Canadian study will be produced by UPM Pharmaceuticals. This should allow this important testing to begin in late September or early in the fourth quarter. As also previously announced, the extended release 12-hour Ibuprofen tablets for U.S. clinical studies and registration batches will be manufactured by Cardinal Health,” said Wilds.

     Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT® platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.SCOLR.com/.

     This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company’s ability to continue to successfully develop new formulations, initiate and complete successful human studies and clinical trials, obtain regulatory approval, to market and to provide its products and services and maintain their effectiveness, the continuation of arrangements with the Company’s product development partners and customers, competition, government regulation, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties which are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

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     Tel: (818) 379-8500       Fax: (818) 379-4747                      15060 Ventura Blvd., #240, Sherman Oaks, CA 91403

DDD REPORTS Q2 and SIX-MONTH RESULTS	PAGE TWO

FINANCIAL HIGHLIGHTS

	Second Quarter Ended June 30,
	2004	2003
Royalty Revenues	$110,852	$211,143
Net Revenues – Probiotics*	—	1,909,211

Total Net Revenues As Reported	110,852	2,120,354

Royalty Payments Received in Subsequent Quarter Applied to Note Receivable	52,305	—

Total Royalties	$163,157	$211,143

Net (Loss) from Operations	(1,017,861)	(282,074)
Net (Loss)	(931,090)	(532,071)
(Loss) Per Share, Basic & Diluted	(0.03)	(0.03)
Weighted Avg. Shares Outstanding	30,387,772	21,233,210

	Six Months Ended June 30,
	2004	2003
Royalty Revenues	$244,146	$319,421
Net Revenues – Probiotics*	—	3,506,194

Total Net Revenues As Reported	244,146	3,825,316

Royalty Payments Received in Subsequent Quarter Applied to Note Receivable	118,491	—

Total Royalties	$362,637	$319,421

Net (Loss) from Operations	(1,928,062)	(541,450)
Net (Loss)	(1,845,694)	(899,200)
(Loss) Per Share, Basic & Diluted	(0.06)	(0.04)
Weighted Avg. Shares Outstanding	29,014,951	21,216,174

*Probiotics operations sold as of December 31, 2003

8/13/04	# # #

     Tel: (818) 379-8500       Fax: (818) 379-4747                      15060 Ventura Blvd., #240, Sherman Oaks, CA 91403